Exhibit 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION


                            GINSITE MATERIALS, INC.'S

                                 ACQUISITION OF

                              ENVIROCON CORPORATION



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                                TABLE OF CONTENTS

RECITALS

AGREEMENT

         1.       Plan of Reorganization

                      1.1      Acquisition
                      1.2      Exchange of Shares
                      1.3      Amendments to Ginsite's Articles of Incorporation
                      1.4      Change in Management of Ginsite
                      1.5      Taxes

         2.       Closing

                      2.1      Delivery of Shares
                      2.2      Closing Requirements

         3.       Representations of Ginsite

                      3.1      Generally
                      3.2      Organization
                      3.3      Capitalization
                      3.4      Authority
                      3.5      Ginsite Stockholder(s)
                      3.6      Due Diligence
                      3.7      Approvals and Consent
                      3.8      Financial Statements
                      3.9      Undisclosed Liabilities
                      3.10     Assets
                      3.11     Litigation
                      3.12     Applicable Laws
                      3.13     Taxes
                      3.14     Breach of Contracts
                      3.15     Acquiree Disclosure

         4.       Representations of Envirocon

                      4.1      Organization
                      4.2      Capitalization
                      4.3      Authority
                      4.4      Due Diligence
                      4.5      Approvals and Consent
                      4.6      Litigation
                      4.7      Financial Statements
                      4.8      Employment/Consulting Contracts
                      4.9      Applicable Laws
                      4.10     Taxes
                      4.11     Envirocon Disclosures
                      4.12     Undisclosed Liabilities
                      4.13     Delivery of Records


         5.       Indemnification

         6.       Mutual Covenants of the Parties

         7.       Restrictions on Transfer of Shares


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         8.       Nature and Survival of Representations

         9.       Miscellaneous

                      9.1      Undertakings and Further Assurances
                      9.2      Waiver
                      9.3      Notices
                      9.4      Headings
                      9.5      Governing Law and Arbitration Provision
                      9.6      Binding Effect
                      9.7      Entire Agreement
                      9.8      Time
                      9.9      Expenses
                      9.10     Severability
                      9.11     Counterparts and Facsimile Signatures


SIGNATURE PAGE




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                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (this "Agreement") is entered into by and between ENVIROCON CORPORATION, a Nevada corporation ("Envirocon") and Ginsite Materials, Inc., a Florida Corporation ("Ginsite").

                                    RECITALS

         WHEREAS, Ginsite has aggregate of 21,895,273 shares of common stock issued and outstanding, representing 100% of the ownership interest in Ginsite;

         WHEREAS, Envirocon shareholders hold an aggregate of 3,800,000 shares of common stock issued and outstanding, representing 100% of the ownership interest in Envirocon; and

         WHEREAS, Ginsite desires to acquire all of the issued and outstanding common stock of Envirocon, and Envirocon shareholders desire to exchange all of their shares of common stock for shares of common stock of Ginsite;

         NOW, THEREFORE, for and in consideration of the mutual covenants and representations and warranties of each other contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, Envirocon, by and through its shareholders, and Ginsite agree as follows:

1.       Plan of Reorganization.  The Plan of Reorganization is as follows:

1.1      Acquisition.

         a. At the Closing, Ginsite shall acquire from Envirocon shareholders, and Envirocon shareholders shall sell, transfer, assign and convey to Ginsite at least 80% of the 3,800,000 shares of common stock of Envirocon, which represents 100% of all the issued and outstanding shares of common stock of Envirocon (the "Envirocon Shares").

         b. Ginsite has an aggregate of 21,895,273 shares of Ginsite common stock currently issued and outstanding (the "Ginsite Shares"). At closing, Envirocon shareholders shall acquire from Ginsite, and Ginsite shall issue to Envirocon shareholders an aggregate of 32,842,909 Ginsite Shares, representing ownership of approximately 60% of Ginsite post reorganization.

         c. Upon reorganization Ginsite will have issued an aggregate of 54,738,182 shares of common stock representing 100% of all issued Ginsite Shares. Ginsite shareholder's ownership of the balance of 21,895,273 Ginsite Shares shall represent ownership of approximately 40% of Ginsite post reorganization.

         d. The Ginsite Shares issued shall have the rights, restrictions and privileges set forth in Ginsite's Articles of Incorporation and in the stock certificates therefor.

         e. Upon Closing, Envirocon shall become a subsidiary of Ginsite.

1.2 Exchange of Shares. To consummate the acquisition, 32,842,909 Ginsite Shares shall be delivered by Ginsite to Envirocon shareholders in exchange for 100% of the Envirocon Shares.

1.3 Amendments to Ginsite's Articles of Incorporation. By executing this Agreement, Ginsite, holding sufficient shares of the issued and outstanding common stock of Ginsite and acting in accordance with its bylaws, articles of incorporation and the applicable laws of the state in which it is incorporated, hereby votes said shares to amend the Articles of Incorporation to 1) require a five member Board of Directors, 2) require that two of the five-member Board of Directors be appointed by Envirocon, two members of the Board of Directors be appointed by Ginsite, and the third member be mutually agreed upon by Envirocon and Ginsite and (3) to increase the number of shares authorized to be issued pursuant to the articles of incorporation from fifty million (50,000,000) to one hundred million (100,000,000).

1.4      Change in Management of Ginsite.

         a. By executing this Agreement, the current directors of Ginsite hereby and contemporaneously (i) appoint Murray Ginsberg and Wayne Doss as members of the Board of Directors of the newly reorganized company representing the


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positions to be held by Ginsite representatives,  (ii) appoint Frank Glinton and
George Anagnost as members of the Board of Directors of the newly reorganized company representing the positions to be held by Envirocon representatives,
(iii) appoint Frank Glinton as president and George Anagnost as senior vice-president, secretary and treasurer, and (iv) resign their positions as officers and directors of Ginsite. The fifth position on the Board of Directors shall be filled upon a convening of the newly appointed Board of Directors.

         b. Upon execution of this Agreement, the Board of Directors of the newly reorganized company shall transfer the operations and assets of Ginsite as they existed prior to the reorganization to a wholly owned subsidiary of the newly organized company (the "Subsidiary"), and shall appoint a five-member board to oversee the operations and management of the Subsidiary. The Subsidiary's Board of Directors shall be made up of George Anagnost, Frank Glinton, Murray Ginsberg, Wayne Doss and a fifth person to be mutually agreed upon by the Subsidiary's Board of Directors.

         c. Upon execution of this agreement by all required signatories, the Board of Directors of the newly reorganized company shall mutually agree to execute 1-year employment contracts with Wayne Doss and Murray Ginsberg, annually renewable upon the mutual agreement of the parties. The Board of Directors of the Subsidiary shall mutually agree to execute 1-year employment contracts with Audrey Max, Henry V.
Lione, and Henry Max.

         d. Upon execution of this agreement the compensation of management identified in 1.4c. shall be defined by their respective employment contracts and conditioned upon achievement of certain performance-based criteria set forth in the 1999-2000 budget prepared by Ginsite and approved by Envirocon. Ginsite post-reorganization shall provide working capital to operate the company based on the 1999-2000 budget.

         e. The Board of Directors of Ginsite of the newly reorganized company shall establish a management option plan which includes officers, directors and other key employees.

1.5 Taxes. Each party shall be responsible for and shall pay any and all taxes, charges or fees attributable to such party, including individual state and federal income taxes, arising out of, or by reason of, the exchange of Ginsite Shares for the Envirocon Shares, or otherwise in connection with the transactions contemplated hereby. Each party hereto represents and warrants that he has relied solely on the opinions or advice of his own professional advisors with respect to the tax consequences of this transaction, if any, and has not relied on the opinions or advice of the other parties or his professional advisors in any way with respect to the tax consequences of this transaction.

2. Closing. The closing of the reorganization and the transactions contemplated in this Agreement (the "Closing") shall be deemed to take place upon execution of this Agreement by Envirocon Shareholders holding at least 80% of the issued and outstanding Envirocon Shares and Ginsite hereto, whereupon such Envirocon shareholders shall be deemed to have accepted delivery of the certificates of the Ginsite Shares to be issued in its name, and in connection therewith, shall make delivery of their Envirocon Shares to Ginsite.

2.1 Delivery of Shares. Upon execution of this Agreement, Envirocon shareholders shall deliver their respective certificates representing the Envirocon Shares duly endorsed in blank, free and clear of all claims and encumbrances, to counsel for Ginsite, and Ginsite shall issue and deliver Ginsite Shares to counsel for Envirocon. The Ginsite Shares shall be duly issued in the name of the Envirocon shareholders, and shall be duly recorded on the books and records of Ginsite.

2.2 Closing Requirements. Subsequent to Closing, each of the parties shall execute and deliver such instruments and documents and take such other actions as may, in the reasonable opinion of counsel for each, be required to complete the transactions under this Agreement. It is contemplated that within ten (10) business days after the date of this Agreement, the following documents shall have been delivered and the following activities shall have taken place, all of which shall be deemed to have occurred contemporaneously at the Closing:

               a) the securities to be delivered pursuant to Subparagraph 2.1 have been delivered to the respective parties duly endorsed or issued as the case may be, pursuant to Subparagraph 2.1.



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               b) Ginsite  shall  permit the  Envirocon  members of the Board of
               Directors access to corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing), stock books, stock transfer books, corporate seals,
               contracts,   licenses  and   sub-licenses,   non-disclosure   and
               confidentiality agreements, and such other corporate books and records as may be reasonably requested.

               c)  copies  of  resolutions  by  Ginsite's   Board  of  Directors
               authorizing this Agreement;

               d) copies of resolutions by Envirocon's Board of Directors authorizing this Agreement;

               e) the parties hereto have signed and delivered such other instruments and documents, if any, relating to and effecting the transactions contemplated herein; and

               f) Ginsite shall have amended its articles of incorporation to increase the number of shares of common stock authorize to be issued from fifty million (50,000,000) to one hundred million (100,000,000).

3. Representations of Ginsite. Ginsite hereby represents and warrants that effective this date, the representations and warranties listed below are true and correct:

3.1 Generally. Ginsite has provided Envirocon with a copy of its Form 10-SB dated June 30, 1999, executed by Murray Ginsberg and Henry V. Lione, filed with Securities and Exchange Commission and attached hereto as Exhibit A. Ginsite represents and warrants that all information therein is accurate and true and that except for those changes, if any, noted in Exhibit B, there have been no material changes in the business operations and financial conditions of Ginsite as compared to the conditions represented in such Form 10-SB.

3.2 Organization. Ginsite is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida with full power and authority to own and use its properties and conduct its business as presently conducted by it. Ginsite has furnished Envirocon with copies of the Articles of Incorporation and the Bylaws of Ginsite, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, which, together with this Agreement, are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

3.3 Capitalization. The authorized stock of Ginsite is fifty million shares of common stock and ten million shares of preferred stock. Ginsite acknowledges that it currently has insufficient authorized shares of common stock to complete this transaction and as a condition of Closing will amend its articles of incorporation to increase the number of shares authorized to be issued to hundred million (100,000,000). Immediately prior to the Closing and contemporaneous issuance of 32,842,909 Ginsite Shares from Ginsite to Envirocon, there will be exactly 21,895,273 shares of Ginsite common stock issued and outstanding and no shares of preferred stock issued and outstanding. At the time of their issuance and delivery pursuant to this Agreement, all Ginsite Shares to be issued pursuant to the terms hereof, shall be duly and validly authorized and issued, fully paid and nonassessable.

3.4 Authority. Ginsite has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by Ginsite and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Incorporation, as amended, or Bylaws of Ginsite or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which Ginsite is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of Ginsite, considered as a whole. Ginsite has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of Ginsite and Ginsite enforceable against them in accordance with its terms.



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3.5 Ginsite  Shareholders.  Ginsite  will  deliver,  upon  reasonable  demand of
Envirocon, any approvals, consents or other authorizations to Envirocon and said approvals, consents and other authorizations will have been duly executed, valid and binding.

3.6 Due Diligence. Ginsite has furnished to Envirocon copies of all documents requested by Envirocon. No "due diligence" investigations undertaken by Envirocon shall in any event relieve Ginsite or of its responsibilities for the accuracy and completeness of any representation or warranty contained herein or the performance of any covenant or agreement contained herein.

3.7 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by Ginsite of its obligations under this Agreement and its respective performance of the transactions contemplated hereby.

3.8 Financial Statements. Ginsite represents that the financial statements presented in Form 10-SB referenced in Paragraph 3.1 are true and accurate representations of the company's financial condition.

3.9 Undisclosed Liabilities. Ginsite has no liabilities or obligations other than as disclosed in Form 10- SB referenced in Paragraph 3.1.

3.10 Assets. The assets of Ginsite as set forth in Form 10-SB referenced in Paragraph 3.1 have been acquired in bona fide transactions, fully supported by appropriate instruments of assignment, sale, or transfer, where appropriate, and are offset by no liabilities or contingencies, contractual or otherwise, except as indicated in the financial statements.

3.11 Litigation. Ginsite is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of Ginsite, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against Ginsite other than as disclosed herein or in Form 10-SB referenced in Paragraph 3.1. As of August 1999, a breach of contract claim was filed against Ginsite and certain officers and directors in the Circuit Court of the 17th Judicial Circuit in Broward County, Florida, alleging failure to issue 300,000 shares of Ginsite common stock for $25,000.

3.12 Applicable Laws. Ginsite has complied with all applicable laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

3.13 Taxes. Ginsite has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and Ginsite, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens.

3.14 Breach of Contracts. Ginsite has not breached, nor is there any pending or threatened claims or any legal basis for a claim that Ginsite has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which Ginsite is subject.

3.15 Ginsite Disclosure. At the date of this Agreement, Ginsite has disclosed all events, conditions and facts materially affecting the business and prospects of Ginsite. Ginsite has not withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of Ginsite.

4. Representations of Envirocon. Envirocon hereby represents and warrants that effective this date, the representations and warranties listed below are true and correct:

4.1 Organization. Envirocon is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to own and use its properties and conduct its business as presently conducted by it. Envirocon is duly qualified and in good standing to do business as a foreign corporation in any other jurisdiction where failure to so qualify would have a material adverse effect on its business or assets. Envirocon has made available to Ginsite copies of the Articles of Incorporation


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and the Bylaws of Envirocon,  including all amendments thereto.  Such copies are true, correct and complete and contain all amendments through the date hereof, together with this Agreement, which are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

4.2 Capitalization. The authorized stock of Envirocon consists of (a) ten million (10,000,000) shares of common stock, and (b) one million (1,000,000) shares of preferred stock. All shares issued and outstanding are duly and validly authorized and issued and are fully paid and nonassessable, except as noted herein. Envirocon is currently obligated to issue 15,000 shares of common stock and has issued options to various parties to acquire up to 25,000 shares of common stock at $0.25 per share. Envirocon has outstanding one note with conversion privileges that permit the holder to convert a $25,000 promissory note to 100,000 shares of Envirocon common stock.

4.3 Authority. Envirocon has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by Envirocon and its shareholders holding at least 80% of the common stock issued and outstanding, and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Incorporation, as amended, or Bylaws of Envirocon or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which Envirocon is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of Envirocon, considered as a whole. Envirocon has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of Envirocon enforceable against it in accordance with its terms.

4.4 Due Diligence. Envirocon has furnished to Ginsite copies of all documents requested by Ginsite. No "due diligence" investigations undertaken by Ginsite shall in any event relieve Envirocon or its current officers and directors of their responsibilities for the accuracy and completeness of any representation or warranty of Envirocon contained herein or the performance of any covenant or agreement of Envirocon contained herein.

4.5 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by Envirocon of its obligations under this Agreement and its performance of the transactions contemplated hereby.

4.6 Litigation. Envirocon is not involved in any pending material litigation or governmental investigation or proceeding and, to the best knowledge of Envirocon, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against Envirocon.

4.7 Financial Statements. Envirocon has provided to Ginsite audited financial statements of Envirocon prepared in accordance with the requirements of Regulation S-B of the Securities Act of 1933, as amended (the "Act"), for the years ended December 31, 1995 and 1996.

4.8 Employment/Consulting Contracts. Envirocon has no written or oral contracts providing for any form of compensation whatsoever for employment, consulting or other services, other than as set forth as agreed to in Paragraph 1.4b.

4.9 Applicable Laws. Envirocon has complied with all state, federal and local laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

4.10 Taxes. Envirocon has filed all governmental, tax or related returns and reports due or required to be filed and have paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and Envirocon, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens. Envirocon will cause to be filed or prepared, as applicable, by the date of this Agreement, all federal, state,


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county and local  income,  excise,  property  and other tax returns,  forms,  or reports, which are due or required to be filed by it prior to the date of this Agreement.

4.11 Envirocon Disclosure. At the date of this Agreement, Envirocon has disclosed all events, conditions and facts materially affecting the business and prospects of Envirocon. Envirocon has not withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of Envirocon.

4.12 Undisclosed Liabilities. Envirocon has no material liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, except as disclosed on the audited financial statements heretofore provided. Any and all undisclosed liabilities or obligations shall be deemed to be material to the extent that they exceed $1,000 in the aggregate.

4.13 Delivery of Records. Envirocon shall provide access to all corporate financial records, minute books, and other documents and records in their entirety to the new management as contemplated by Subparagraph 1.4.

5. Indemnification. The parties hereby agree that for a period of two years commencing the date hereof, and in accordance with the terms of Paragraph 8, each party to this Agreement shall indemnify and hold harmless each other party at all times after the date of this Agreement against and in respect of any third-party liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorney's fees, incident to any of the foregoing, resulting from any misrepresentation, breach of covenant or warranty or nonfulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or intentional omission from any document or certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties with respect to such third-party's actions on demand, for any reasonable payment made by said parties at any time after the Closing, in respect of any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same and such party failed to defend or satisfy the same. In the event a third-party action is threatened or commenced but not resolved within said two-year period, the parties hereby agree to extend this indemnification through resolution of the third-party action.

     In addition, each party agrees to indemnify each other party for any loss incurred as a result of the subsequent discovery of any liability that is not disclosed in the financial statements or schedules provided under or incorporated into this Agreement that was known to such knowledgeable party or parties at the time of the Closing.

6. Mutual Covenants of the Parties. Envirocon and Ginsite each covenant and agree to execute any further documents or agreements and to take any further acts that may be reasonably necessary to effect the transactions contemplated hereunder, including, but not limited to, obtaining any consents or approvals of any third-party required to be obtained to consummate the transactions contemplated by this Agreement.

7. Restrictions on Transfer of Shares. The parties hereto acknowledge that shares or common stock transferred and/or issued in connection with the transactions contemplated herein are restricted as to transfer and the certificates therefore shall bear legends to such effect and no transfer of any shares may be effected, except pursuant to an effective registration statement prepared and filed pursuant to the Act or pursuant to an exemption from registration thereunder, as evidenced by an opinion of counsel or as otherwise allowed under the laws of descent and distribution.

8. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two
(2) years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

9.   Miscellaneous.

9.1 Undertakings and Further Assurances. At any time, and from time to time, hereafter, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

9.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested, or by Federal Express or other means of overnight delivery to the addresses below:

         Envirocon:        Frank Glinton
                           Envirocon Corporation
                           2870 Speer Boulevard, Suite 205
                           Denver, Colorado 80211

         Ginsite:          Murray Ginsberg
                           6781 West Sunrise Boulevard
                           Plantation, Florida 33313

9.4 Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.5 Governing Law and Arbitration Provision. This Agreement shall be governed by the laws of the State of Colorado. Any dispute arising directly or indirectly from this Agreement shall be settled by arbitration within the State of Colorado. Any arbitration will be conducted by the American Arbitration Association in accordance with its Rules of Commercial Arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereto agree that service by certified mail to their business addresses shall constitute sufficient service of process of any proposed arbitration.

9.6 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, his respective heirs, administrators, executors, successors and assigns. This Agreement shall not be assigned by any party hereto, except upon the consent, in writing, of the other parties hereto.

9.7 Entire Agreement. This Agreement, including the Exhibits hereto and other documents delivered pursuant to the terms hereof, is the entire agreement of the parties covering everything agreed upon or understood with respect to the transactions contemplated hereby and supersedes all prior agreements, covenants, representations or warranties, whether written or oral, by any party hereto. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

9.8 Time. Time is of the essence. The parties each agree to proceed promptly and in good faith to consummate the transactions contemplated herein.

9.9 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and obtaining any necessary regulatory approvals, including, without limitation, all fees and expenses of his respective counsel.

9.10 Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

9.11 Counterparts and Facsimile Signatures. This Agreement and any Exhibits, attachments, or documents ancillary hereto, may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.
Such facsimile copies shall constitute enforceable original documents.

                                                     ENVIROCON CORPORATION


         Date: August 13, 1999                       By: /s/ Frank Glinton
                                                          -------------------
                                                           Frank Glinton

                                                     GINSITE MATERIALS, INC.


         Date: August 13, 1999                       By: /s/ Murray Ginsberg
                                                          -------------------
                                                           Murray Ginsberg

                                                     GINSITE "INSIDERS"



         Date: August 13, 1999                       By: /s/ Audrey Max
                                                          -------------------
                                                           Audrey Max



         Date: August 13, 1999                       By:  /s/  Henry V. Lione
                                                          -------------------
                                                           Henry V. Lione


         Date: August 13, 1999                       By: /s/   S. Barry Grieper
                                                          -------------------
                                                           S. Barry Grieper


         Date: August 13, 1999                       By: /s/   Henry Max
                                                          -------------------
                                                          Henry Max